Exhibit 99.1

M2i Global Exercises Option and Enters into Definitive Agreement to Acquire Graphex Technologies, LLC

Acquisition Includes an Exclusive, Irrevocable License to 30 Patents for Natural Graphite Anode Production Across North America

Reno, NV – November 12, 2026 (Globe Newswire) – M2i Global, Inc. (“M2i,” the “Company,” “we,” “our” or “us”) (OTCQB: MTWO), a company specializing in the development and execution of a complete global value supply chain for critical minerals, is pleased to announce that it has entered into a definitive agreement to acquire the U.S. graphite anode assets of Graphex Group Limited, including an exclusive, irrevocable license to 30 patents for natural graphite anode production across North America and a plant design specifying an annual capacity of 50,000 metric tons.

Graphite is designated a critical mineral by the United States, and the processing of natural graphite into anode material remains almost entirely concentrated overseas.

About Graphex Group Limited: Graphex Group Limited is incorporated in the Cayman Islands and listed on the Main Board of The Stock Exchange of Hong Kong. The group develops and processes graphene products, in particular graphite anode material for lithium-ion batteries. Graphex Technologies, LLC is its indirect wholly owned Delaware subsidiary.

About M2i Global, Inc. (OTCQB: MTWO): M2i Global, Inc integrates people, technology, and solutions from across sectors to ensure access to critical minerals and metals for national defense and economic security. M2i Global aims to establish a Critical Mineral Repository, creating a resilient supply chain that addresses the global shortage of essential minerals and metals.

For more information, please visit www.m2i.global

FORWARD-LOOKING STATEMENTS:

This press release contains certain statements that may be deemed to be forward-looking statements within the meaning of the federal securities laws, including the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential,” or similar words or the negative of these terms or other similar expressions, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the control of M2i Global, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. More detailed information about M2i Global and the risk factors that may affect the realization of forward-looking statements is set forth in the filings with the Securities and Exchange Commission (“SEC”), including the most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC’s website at www.sec.gov.

All forward-looking statements speak only as of the date on which they are made. M2i Global undertakes no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement was made, except to the extent required by applicable securities laws.

Media Contact:

Diego Rosende – drosende@m2i.global

Investor Contacts:

IR@M2i.global